Exhibit 10.1

HILTON LODGENET AGREEMENT

This Hilton LodgeNet Agreement (the “Hilton LodgeNet Agreement”) is entered into as of this 2nd day of August, 2002, by and between Hilton Hotels Corporation (“Hilton”) and LodgeNet Entertainment Corporation (“LodgeNet”).

WHEREAS, Hilton and LodgeNet are parties to an InnMedia LLC Operating Agreement, dated as of October 9, 2000, as amended by a letter agreement of the same date (as amended, the “Operating Agreement”);

WHEREAS, pursuant to the Operating Agreement, Hilton and InnMedia LLC (“InnMedia”) entered into a Content Carriage Agreement dated as of October 9, 2000 (the “CCA”);

WHEREAS, pursuant to the Operating Agreement, LodgeNet and InnMedia entered a Distribution and Carriage Agreement dated as of October 9, 2000 (the “DCA”);

WHEREAS, in addition to the Operating Agreement, LodgeNet and Hilton entered into Master Services Agreement dated as of October 9, 2000 (the “MSA”);

WHEREAS, pursuant to the Operating Agreement, LodgeNet and InnMedia entered into a Services Agreement dated as of October 9, 2000 (the “Services Agreement”);

WHEREAS, Hilton, LodgeNet and InnMedia are entering into an agreement providing for the dissolution of InnMedia and resolving various issues that have arisen with respect to InnMedia (the “InnMedia Hilton LodgeNet Agreement”);

WHEREAS, because the CCA, the DCA, and the Services Agreement are being terminated with the execution of the InnMedia Hilton LodgeNet Agreement dated this same date, and Hilton and LodgeNet now desire to modify and clarify the terms of their commercial relationship going forward;

NOW, THEREFORE, the parties hereby agree as follows:

1.        Amendment to MSA.  Concurrently with the execution of this Hilton LodgeNet Agreement by all parties, Hilton and LodgeNet shall enter into an Amendment to Master Services Agreement in the form attached hereto as Exhibit A (the “Amendment”).

2.        Payments to Hilton.

2.1.       Amount and Timing of Payments, LodgeNet shall pay to Hilton $9 million (the “Payment Amount”) in six installments on the following schedule:

2.1.1.       $1 million upon the execution of this Hilton LodgeNet Agreement by all parties.

2.1.2.       $1.5 million on or before October 31, 2003;

2.1.3.       $1.5 million on or before October 31, 2004;

2.1.4.       $1.25 million on or before October 31, 2005;

2.1.5.       $1.25 million on or before October 31, 2006;

2.1.6.       $2.5 million on or before October 31, 2007.

2.1.7.       The payments specified above are made in consideration of the following:

a.          $8 million as consideration for the acquisition by LodgeNet of the following rights, assets and intangibles: Subject to the terms of the MSA, as amended, the right to exploit the New Media business previously engaged in by InnMedia both within the Hilton room base and the LodgeNet general room base; and the opportunity to further develop the New Media business.  This includes, without limitation, the opportunity to provide New Media Services to Hilton, as provided under the MSA.  In addition, LodgeNet believes that it will derive significant competitive and market benefits by being a “one-stop” provider of all television-based video and internet services to the lodging industry.

b.         $1 million as consideration for the six-month extension of the term of certain Hotel Service License Agreements pursuant to the Amendment and for the economic benefits granted LodgeNet pursuant to Section 4 of the Amendment.

c.          In addition, LodgeNet has released claims against InnMedia, which LodgeNet values at $2.4 million in net unpaid fees, in connection with the dismissal of that certain lawsuit, as set forth in the InnMedia Hilton LodgeNet Agreement.

2.2.       No Offset.  LodgeNet shall under no circumstances be permitted to offset any of the foregoing payment obligations against any claims LodgeNet may have against Hilton or any obligations Hilton may owe to LodgeNet, whether by way of set-off, recoupment or otherwise.

2.3.       Default.

2.3.1.       Event of Default.  An “Event of Default” shall occur (i) in the event LodgeNet fails to make any payment in full on or before its due date and LodgeNet fails to cure such payment default within five days after written notice from Hilton, or (ii) in the event LodgeNet fails to comply with covenants referred to in Section 19.3 of the MSA, as amended, and LodgeNet does not remedy such failure within ten (10) days thereafter.

2.3.2.       Acceleration.  If any Event of Default occurs, then each outstanding installment of the Payment Amount shall become immediately due and payable without further notice of any kind.

2.3.3.       Interest.  LodgeNet agrees that, upon and following the occurrence of any Event of Default, it will pay interest on the remaining unpaid balance of the Payment Amount at the rate of 15% per annum, compounded monthly, or the maximum rate permitted by law, whichever is less, from the date of the Event of Default through and including the date all of the Payment Amount plus applicable interest has been paid in full.

2.3.4.       Hilton Right of Offset.  Upon and following an Event of Default, and continuing until the entire Payment Amount plus applicable interest has been paid, Hilton shall have the right to offset and withhold payment of any amounts owing to LodgeNet under the MSA, and to direct any or all Hilton-owned Participating Hotels to withhold such payments.  Any such offset or withholding of payment shall not constitute a breach of or default under the MSA or any Hotel Service License Agreement or other agreement entered into between LodgeNet and any Hilton-owned Participating Hotel.

2.3.5.       LodgeNet Equipment.  Upon and following an Event of Default, and continuing until the entire Payment Amount plus applicable interest has been paid, LodgeNet shall have no right to remove or interfere with any LodgeNet Equipment (as defined in the MSA) at any Participating Hotel (as defined in the MSA) absent the written consent of Hilton or such Participating Hotel, which consent may be withheld in Hilton’s or such Participating Hotel’s discretion.  The Participating Hotel in its sole discretion may continue to use any and all LodgeNet Equipment during the pendency of any default.  During any such default, LodgeNet shall continue to provide all services required under the MSA and/or any Hotel Services Licensing Agreement.

2.3.6.       Right of Whole or Partial Termination of the MSA or Hotel Services License Agreements.  Notwithstanding anything to the contrary contained in the MSA, upon and following an Event of Default Hilton shall have the right to terminate the MSA, and any Participating Hotel shall have the right to terminate its Hotel Services License Agreement with LodgeNet, in each case without any further liability to LodgeNet arising out of such termination.

2.3.7.       Cumulative Remedies.  Hilton’s rights as described herein upon and following an Event of Default are cumulative and the exercise by Hilton of any of its rights shall not preclude it from exercising any other right provided for herein or otherwise available to Hilton under applicable law.  Any delay by Hilton in exercising any of the rights available to it upon an Event of Default shall not constitute a waiver or preclude it from later exercising such right.

2.4.       Change of Control.  Upon a Change of Control (as defined in Schedule G to the MSA) of LodgeNet, and the surviving entity or the entity controlling the surviving entity (i) is a competitor of Hilton in its core lodging business, (ii) does not possess the same or greater economic viability as LodgeNet currently possesses, (iii) is of such character that its reputation could reasonably be expected to adversely affect or otherwise harm Hilton’s business or reputation, (iv) lacks the operational or technical expertise reasonably necessary to provide the Services, or (v) is an entity affiliated with On Command or Liberty Media and the Change in Control occurs before November 1, 2005 or before Hilton has been paid $5.25 million pursuant to paragraph 2.1 above, the entire unpaid Payment Amount shall be accelerated and shall become immediately due and payable.  The failure by LodgeNet to pay such amount in full within three business days following a Change of Control shall constitute an Event of Default.

2.5.       Future Hotels.  Upon an Event of Default, any obligations Hilton may have pursuant to Sections 2.1, 2.2, and 2.3 of the MSA to deliver, recommend or support the installation or expansion of LodgeNet VOD Services in Owned, Managed or Licensed Hotels, and any obligations Hilton may have under Schedule H of the MSA, shall terminate.

3.        Joint Drafting.  Each party has cooperated and participated equally in the drafting of this Hilton LodgeNet Agreement.  In the event any construction of this Hilton LodgeNet Agreement is required, each of the parties shall be deemed equally responsible for its preparation and drafting.

4.        Entire Agreement.  This Hilton LodgeNet Agreement, including any letters delivered in connection herewith and the Exhibits to be executed by the parties pursuant to this Hilton LodgeNet Agreement, constitute the entire understanding of the parties concerning the subjects contained herein and supersede any and all prior or contemporaneous representations, promises, agreements or understandings, whether written or oral, relating to its subject matter.  Each party to this Hilton LodgeNet Agreement represents and warrants to the other that in entering into this Hilton LodgeNet Agreement it has not relied upon any representations, promises, agreements or understandings not contained in this Hilton LodgeNet Agreement.

5.        Amendment.  This Hilton LodgeNet Agreement may not be amended except in a writing signed by all parties.

6.        Attorneys’ Fees.  In the event any party to this Hilton LodgeNet Agreement is required to take any action to enforce its rights hereunder as a result of a breach by any other party, it shall be entitled to recover from such breaching party its reasonable attorneys’ fees, in addition to any other relief to which it is entitled.

7.        Counterparts and Facsimile Signatures.  This Hilton LodgeNet Agreement may be executed in counterparts, but shall become effective and enforceable only when both parties have signed this Hilton LodgeNet Agreement.  Any signature delivered by facsimile shall be binding to the same extent as a manually signed original.

8.        Governing Law.  This Hilton LodgeNet Agreement shall be governed by the internal laws of the State of California, without resort to its choice of law principles.

9.        Choice of Forum.  Any dispute arising under or relating to this Hilton LodgeNet Agreement shall be brought exclusively in Los Angeles, California.

10.      Public Statements.  Hilton and LodgeNet shall each have the right to issue public statements announcing this Hilton LodgeNet Agreement in substantially the form attached hereto as Exhibit B.  Except to the extent legally required, no party shall make any public statement about this Hilton LodgeNet Agreement or the business relationship between Hilton and LodgeNet that is inconsistent with the description contained in Exhibit B.

11.      Notices.  All notices to be given pursuant to this Hilton LodgeNet Agreement shall be provided in writing and delivered by overnight delivery and facsimile, addressed as follows:

If to Hilton:

Hilton Hotels Corporation

9336 Civic Center Drive

Beverly Hills, CA 90210

Attn:  General Counsel

Fax:  310-205-7677

If to LodgeNet:

LodgeNet Entertainment Corporation

3900 Innovation Street

Sioux Falls, SD 57107

Attn:  Chief Executive Officer

Fax:  605-988-1771

and to:

Attn:  General Counsel

Fax:  605-988-1323

12.      Assignment.  LodgeNet may not assign this Hilton LodgeNet Agreement or any of its obligations under this Hilton LodgeNet Agreement without Hilton’s prior written consent, which may be withheld in Hilton’s sole discretion.  Any attempted assignment by LodgeNet in violation of this provision shall constitute an Event of Default.  Hilton may freely assign its right to receive the Settlement Payment, in whole or in part.  This Hilton LodgeNet Agreement shall be binding upon the parties as well as their successors and assigns.

13.      Representations and Warranties.  Each party represents and warrants to the other as follows: (i) it has the authority to enter into this Hilton LodgeNet Agreement and no further consents or approval are required, (ii) the individual executing this Hilton LodgeNet Agreement on its behalf is authorized to do so, and (iii) this is a binding agreement, enforceable against such party in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Hilton LodgeNet Agreement to be executed as of the date first above written.

HILTON HOTELS CORPORATION

/s/ Dieter Huckestein
Dieter Huckestein

LODGENET ENTERTAINMENT CORPORATION

/s/ Scott C. Petersen
Scott C. Petersen

EXHIBIT A

Form of Amendment to Master Services Agreement

[See Exhibit 10.2 to this Form 8-K]

EXHIBIT B

[See Exhibit 99.1 to foRm 8-K filed By registrant on August 5, 2002]